Exhibit A

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of common stock of the Issuer during the past 60 days:

Reporting Person	Date of Transaction	Transaction Type (Purchase or Sale)	Shares		Price
Capital Royalty Partners II L.P.	3/28/2017	Purchase	437,836		$10.00
Capital Royalty Partners II (Cayman) L.P.	3/28/2017	Purchase	154,727		$10.00
Capital Royalty Partners II Parallel Fund “A” L.P.	3/28/2017	Purchase	490,234		$10.00
Capital Royalty Partners II Parallel Fund “B” (Cayman) L.P.	3/28/2017	Purchase	2,116,803		$10.00
Parallel Investment Opportunities Partners II, L.P.	3/28/2017	Purchase	800,400		$10.00
Capital Royalty Partners II L.P.	3/22/2017	Purchase	273,648	*	**
Capital Royalty Partners II (Cayman) L.P.	3/22/2017	Purchase	96,705	*	**
Capital Royalty Partners II Parallel Fund “A” L.P.	3/22/2017	Purchase	306,397	*	**
Capital Royalty Partners II Parallel Fund “B” (Cayman) L.P.	3/22/2017	Purchase	1,323,001	*	**
Parallel Investment Opportunities Partners II, L.P.	3/22/2017	Purchase	500,250	*	**

*	Represents shares of common stock of the Issuer underlying Series A Convertible Preferred Stock, which became convertible on a one-for-one basis into the Issuer’s Common Stock for no additional consideration upon the completion of the Issuer’s initial public offering.

**	Acquired pursuant to a stock purchase agreement, which provided for the conversion of $25 million of outstanding debt of the Issuer held by the Funds into 2,500,000 shares of Series A Convertible Preferred Stock.